EXECUTION COPY	Exhibit 10.5

AMENDED AND RESTATED AGREEMENT - ROBERT KNOTH

THIS AMENDED AND RESTATED AGREEMENT, dated as of September 1, 2017 (the “Agreement”), amends and restates in its entirety the Agreement, dated as of this 1st day of September, 2009 (the “Original Agreement”), between IEH Corporation, a New York corporation maintaining its principal place of business at 140 58th Street, Brooklyn, New York, 11220 (the "Company"), and ROBERT KNOTH, residing at 26 Buckingham Road, Merrick, New York, 11566-3714 (the "Executive").

WHEREAS, the Company desires to continue Executive in his employ and in order to make it attractive for Executive to remain in his employment, desires to provide him with certain family and retirement benefits, and desires to assure that, if and when Executive retires from fulltime employment, the services of Executive will continue to be made available to the Company for advice and consultation on management matters.

NOW, THEREFORE, the parties hereto, each in consideration of the promises of the other, agree as follows:

1.       Employment Periods. The employment of the Executive by the Company shall be divided into: (a) the "Active Period", and (b) the "Retirement Period" (each as defined below):

(a)                The “Active Period” is defined as such period of time until the Executive attains the age of 70 years, or further period of employment beyond such date if extended by mutual agreement of Executive and the Company; and

(b)               The "Retirement Period" is defined as the period beginning with the Executive attaining the age of 70 years and continuing until ten (10) years thereafter, unless his employment has been previously terminated or extended by mutual agreement of Executive and the Company. The Retirement Period shall take effect only on termination of the Active Period pursuant to the provisions of Section 2 below.

2.        Termination of Employment Periods.

(a)               The Active Period shall terminate with the first to occur of any of the following events:

(i)                Expiration of the later of either the original time limit for such Active Period, or the renewal or extension thereof by the Company;

(ii)      Executive attaining the age of 70 years, unless his Active Period of employment has been extended by mutual agreement of Executive and the Company; and

(iii)     The passage of sixty (60) days following receipt by Executive of notice in writing from Company's intention to terminate the employment relationship for cause. "Cause" means: (i) willful malfeasance or willful misconduct by Executive in connection with his employment; (ii) Executive's gross negligence in performing any of his duties under this Agreement; (iii) Executive's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Executive's material breach of any written policy applicable to all Executives adopted by the Company which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof; or (v) material breach by Executive of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof.

(b)       The Retirement Period shall terminate with the first to occur of either of the following events:

(i)           Expiration of the time limit for such Retirement Period as specified in Section 1(b);

(ii)          The death of Executive, subject to the provisions of Section 6(a);

(iii)          Violation by Executive of Sections 3 and 4 of this Agreement, such termination being a termination for Cause. The Company shall give sixty (60) days’ notice, in writing, to Executive of its intention to terminate for Cause; and

(iv) Termination by mutual consent of the Company and Executive.

3.        Employment Duties.

(a) Active Period: During the Active Period, Executive shall faithfully, to the best of his ability, perform all duties incident to his position as Chief Financial Officer of the Company, or any other position obtained by change of office, and all other duties incident to his employment as may be required of, or assigned, to him by the Board of Directors of the Company, and shall devote his full time, energy, skill and attention to the affairs of the Company; and

(b) Retirement Period: During the Retirement Period, it shall be the duty of Executive (as his health may permit) to be available for such advice and counsel as the officers and directors of the Company may reasonably request. However, Executive shall not be required to be in daily or other regular attendance at the offices or other business locations of the Company.

4.       Competitive Activities.

(a)                   Executive shall not at any time during the Active Period or Retirement Period enter into competition with the Company; and

(b)               For the purposes of this Section, Executive shall be considered to have entered into competition with the Company if he finances or engages, directly or indirectly, in any productive effort, on his own behalf or on behalf of others, directly or indirectly, in competition with the Company's business. However, Executive may own publicly traded securities in any entity which is in competition with the Company, provided that Executive is not an officer or director or an Executive of such entity.

5.         Employment Compensation.

(a)        Compensation of the Executive:

(i)         During the Active Period, the compensation shall be the amount fixed by the Board of Directors of the Company from time to time;

(ii)        During the Retirement Period, the amount payable shall be at the rate of $25,000 per year annum for a period of ten (10) years, payable in equal monthly installments of $2,083.33, with the first payment to be made on the 1st day of the next month following the month in which the last to occur of the following events: (a) Executive has attained the age of 70 years; or (b) if Executive's employment and active service has been extended by the Company beyond Executive attaining the age of 70 years, from the date of termination of such active service;

(iii)       During the Active Period the Company shall provide Executive with the following benefits (the “Benefits”): (a) group health care and insurance benefits as generally made available to the Company’s senior management; and (b) such other insurance benefits obtained by the Company and made generally available to the Company’s senior management; and

(iv)       During the first five (5) years of the Retirement Period the Company shall provide Executive with the following Benefits: group health care and life insurance benefits as generally made available to the Company’s senior management. Upon the expiration of such five-year period, Executive shall be entitled to all applicable COBRA benefits.

(b)       All reasonable expenses incurred by Executive in connection with his employment duties as specified in Section 3 hereof, shall be paid by the Company to the extent approved by the Board of Directors, or reimbursed by the Company to Executive upon presentation of appropriate vouchers for such expenses incurred by Executive on behalf of the Company upon presentation of suitable documentation; and

(c)       During the Active Period, Executive will have an opportunity to earn a cash bonus based on performance targets and other key objectives established by the Board, or if applicable, the Company’s Compensation Committee (the “Committee”), at the commencement of each fiscal year, and the determination of whether performance criteria shall have been attained shall be based upon a recommendation of management to the Board and solely in the discretion of the Board, or if applicable, the Committee. In the event Executive shall retire or otherwise terminate his employment prior to the end of the applicable fiscal year, Executive shall have an opportunity to earn a pro rata portion of the bonus equal to the maximum bonus Executive had an opportunity to earn multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the applicable fiscal year to the termination date, and the denominator of which shall be the number of days in the applicable fiscal year in which Executive was terminated.

6.        Termination Payments. The Company shall pay the following termination amounts:

(a)       On termination of his Active Period, except by reason of termination by the Company for Cause or by mutual consent of Executive and the Company, Executive shall be paid at the rate of $25,000 per annum for a period often (10) years, payable in equal monthly installments of $2,083.33 as above provided in Section 5(a)(ii). If Executive, however, dies after commencement of the Retirement Period and before the expiration of said ten (10) year Retirement Period, the monthly payments shall be made to Executive's estate, or to the beneficiary or beneficiaries designated by Executive in writing, on an appropriate form as may be submitted to the Company by Executive, for the balance of the Retirement Period in accordance with the terms and conditions of this Agreement.

However, the aggregate of such termination payments under this Section 6(a) shall not in any event exceed the sum of $250,000.

(b)       On termination of the Active Period, by reason of death of Executive, Executive's estate or beneficiary(ies) designated by him in writing shall be paid at the rate of $25,000 per annum for a period not exceeding ten (10) years, payable in equal monthly installments of $2,083.33 with the first payment to be made on the 1st day of the next month following the month in which the death of Executive occurs. The aggregate of such payments under this Section 6(b) to Executive's estate or beneficiary(ies) shall not exceed the sum of $250,000;

(c)       Any beneficiary so designated by Executive may be changed by Executive at any time on written notice to the Company on an appropriate form as may be submitted to the Company by Executive; and

(d)      Notwithstanding anything to the contrary, it is expressly understood and agreed that if Executive continues to be actively employed by the Company after he attains the age of 70 years, he shall not be entitled to commence receiving payment of the retirement benefits provided for in Section 5(a)(ii) until the next calendar month following the month in which the termination of his Active Period occurs.

7.       Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) personally delivered; or (b) sent by: (i) a nationally recognized overnight courier service; or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

All notices and communications shall be deemed to have been received on: (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

IF TO THE COMPANY:	IEH Corporation
140 58th Street
Suite 8E
Brooklyn, New York 11120
Attention: Chief Executive Officer

WITH A COPY TO:	Steven L. Glauberman, Esq.
Becker & Poliakoff, LLP
45 Broadway, 8th Floor
New York, New York 10006

IF TO THE EMPLOYEE:	Robert Knoth
26 Buckingham Road
Merrick, New York 11566-3714

8.        Miscellaneous.

(a)       Binding Effect; Successors. This Agreement shall be binding on Executive and the Company, and each of their respective heirs, successors and assigns. The obligations of the Company under this Agreement may not be assigned except to a successor to all or substantially all of the business or assets of the Company or by operation by law. Executive's obligations may not be assigned. In the event of Executive's death, pursuant to this Agreement, all future payments hereunder will be made to Executive's estate or designated beneficiary(ies);

(b)      Taxes. Any payments made or benefits provided to Executive under this Agreement will not be reduced by any federal and state withholding taxes;

(c)      Enforceability/Severability. The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to fullest extent the permitted by law;

(d)      Benefits. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations;

(e)       Amendments and Waivers. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions and the waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity;

(f)       Governing Law. This Agreement has been negotiated and executed in the State of New York which shall govern its construction, validity and enforceability;

(g)       Jurisdiction. This Agreement has been negotiated and executed in the State of New York which shall govern its construction, validity and enforceability;

(h)       Arbitration; Venue. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall be shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to final and binding arbitration before a three-member arbitration panel in the State of New York, Kings County, in accordance with the Rules of the American Arbitration Association (“AAA”) then in effect. The arbitrators shall be selected by the AAA and each shall be an attorney-at-law experienced in the field of corporate and/or employment law. However, the parties explicitly agree to appellate review of any such award by a court of competent jurisdiction.  Thus, any arbitration award may be entered in any court of competent jurisdiction in the State of New York, Kings County; provided that in the event that a party moves to confirm or vacate the arbitration award, the parties agree that the applicable standard of review shall be de novo.

(i)        Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the Effective Date of this Agreement, except for the terms of employee stock option plans, restricted stock grants and option certificates (unless otherwise expressly stated herein);

(j)        Interpretation and Independent Representation. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. The Employee has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this agreement. The Employee understands, confirms and agrees that counsel to the Company (Becker & Poliakoff, LLP) has not acted and is not acting as counsel to the Employee and that Employee has not relied upon any legal advice except as provided by its own counsel; and

(k)       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

IEH CORPORATION By: __/s/ David Offerman_______ Name: David Offerman Title: President and Chief Executive Officer

EXECUTIVE By: /s/ Robert Knoth Robert Knoth, Executive